                                                                   EXHIBIT 2.1




                                MERGER AGREEMENT

                               BETWEEN AND AMONG

                             CROWN CRAFTS, INC. AND

                              CC ACQUISITION CORP.

                                      AND

                                  NEAL FOHRMAN

                                      AND

                                STANLEY GLICKMAN

                                      AND

                     THE RED CALLIOPE AND ASSOCIATES, INC.

                             AS OF OCTOBER 8, 1995

                                                         TABLE OF CONTENTS
                                                         -----------------
ARTICLE 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE 2  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

           SECTION 2.1.  Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
           SECTION 2.2.  Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
           SECTION 2.3.  Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
           SECTION 2.4.  Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
           SECTION 2.5.  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
           SECTION 2.6.  Closing; Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

ARTICLE 3  CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

           SECTION 3.1.  Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
           SECTION 3.2.  Dissenter's Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
           SECTION 3.3.  Closing of Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
           SECTION 3.4.  Exchange of Red Calliope Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
           SECTION 3.5.  Closing Balance Sheet; Disputed Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

           SECTION 4.1.  Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
           SECTION 4.2.  Capitalization and Share Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
           SECTION 4.3.  Authority and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
           SECTION 4.4.  Validity of Contemplated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
           SECTION 4.5.  Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
           SECTION 4.6.  Third-Party Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
           SECTION 4.7.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
           SECTION 4.8.  Books of Account; Returns and Reports; Taxes . . . . . . . . . . . . . . . . . . . . . . . .    18
           SECTION 4.9.  Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
           SECTION 4.10. Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
           SECTION 4.11. Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
           SECTION 4.12. Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
           SECTION 4.13. Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
           SECTION 4.14. Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
           SECTION 4.15. Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
           SECTION 4.16. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
           SECTION 4.17. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
           SECTION 4.18. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24


           SECTION 4.19. Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
           SECTION 4.20. Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
           SECTION 4.21. Compliance with Regulations and Court Orders . . . . . . . . . . . . . . . . . . . . . . . .    25
           SECTION 4.22. Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
           SECTION 4.23. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
           SECTION 4.24. Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
           SECTION 4.25. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
           SECTION 4.26. Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
           SECTION 4.27. Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
           SECTION 4.28. Delivery of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
           SECTION 4.29. No Material Adverse Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
           SECTION 4.30. Material Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
           SECTION 4.31. Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
           SECTION 4.32. Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
           SECTION 4.33. Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
           SECTION 4.34. Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
           SECTION 4.35. Limitation on Representations and Warranties Due to Tax Status . . . . . . . . . . . . . . .    28

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF CROWN CRAFTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

           SECTION 5.1.  Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
           SECTION 5.2.  Authority and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
           SECTION 5.3.  Validity of Contemplated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
           SECTION 5.4.  Business and Liabilities of Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

ARTICLE 6  CERTAIN ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

           SECTION 6.1.  Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
           SECTION 6.2.  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
           SECTION 6.3.  Medical Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
           SECTION 6.4.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
           SECTION 6.5.  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
           SECTION 6.6.  Intentionally Left Blank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
           SECTION 6.7.  Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
           SECTION 6.8.  Nonsolicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
           SECTION 6.9.  Hiring of the Surviving Corporation's Employees  . . . . . . . . . . . . . . . . . . . . . .    33
           SECTION 6.10. No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
           SECTION 6.11. Conduct of Merger Sub's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
           SECTION 6.12. Consulting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
           SECTION 6.13. Asbestos Remediation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
           SECTION 6.14  Conduct of Title and Merger Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

ARTICLE 7  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35


           SECTION 7.1.  Indemnification Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
           SECTION 7.2.  Method of Asserting Claims, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
           SECTION 7.3.  Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
           SECTION 7.4.  Survival of Representations and Warranties, etc. . . . . . . . . . . . . . . . . . . . . . .    37
           SECTION 7.5.  Limitations as to Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
           SECTION 7.6.  Status of Indemnifying Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
           SECTION 7.7.  Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

ARTICLE 8  CONDITIONS PRECEDENT TO OBLIGATIONS OF CROWN CRAFTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

           SECTION 8.1.  Representations True at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
           SECTION 8.2.  Performance by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
           SECTION 8.3.  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
           SECTION 8.4.  Form and Content of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
           SECTION 8.5.  Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
           SECTION 8.6.  Litigation Affecting Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
           SECTION 8.7.  Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
           SECTION 8.8.  Regulatory Compliance and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
           SECTION 8.9.  HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
           SECTION 8.11. Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 8.12. Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 8.13. Tax Reporting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 8.14. Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 8.15. Disbursement Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

ARTICLE 9  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

           SECTION 9.1.  Representations of Crown Crafts True at Closing  . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 9.2.  Performance by Crown Crafts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 9.3.  Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 9.4.  Incumbency Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
           SECTION 9.5.  Form and Content of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 9.6.  Litigation Affecting Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 9.7.  Regulatory Compliance and Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 9.8.  HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 9.9.  Intentionally Left Blank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 9.10. Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 9.11. Release of Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42

ARTICLE 10  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42

           SECTION 10.1. Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42


           SECTION 10.2.  Payment of Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
           SECTION 10.3.  Termination by Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
           SECTION 10.4.  Termination for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
           SECTION 10.5.  Intentionally Left Blank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
           SECTION 10.6.  Other Events of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
           SECTION 10.7.  Brokers' and Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
           SECTION 10.8.  Assignment and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
           SECTION 10.9.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
           SECTION 10.10. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
           SECTION 10.11. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.12. Remedies Not Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.13. No Benefit to Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.14. Contents of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.15. Section Headings and Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.16. Disclosure Schedule and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.17. Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.18. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
           SECTION 10.19. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
           SECTION 10.20. Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
           SECTION 10.21. Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
           SECTION 10.22. Costs and Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
           SECTION 10.23. Equitable Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

      EXHIBITS:  EXHIBIT A - Carol Glickman Consulting Agreement
                 EXHIBIT B - Neal Fohrman Employment Agreement
                 EXHIBIT C - Nanci Freeman Employment Agreement
                 EXHIBIT D - Tax Reporting Agreement
                 EXHIBIT E - Disbursement Agreement

                               MERGER AGREEMENT

           THIS MERGER AGREEMENT, dated as of October 8, 1995 (this "Agreement"), by and among CROWN CRAFTS, INC., a Georgia corporation ("Crown Crafts"), CC ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Crown Crafts ("Merger Sub"), THE RED CALLIOPE AND ASSOCIATES, INC., a California corporation ("Red Calliope" or the "Company"), STANLEY GLICKMAN, an individual resident of the State of California ("Mr. Glickman"), and NEAL FOHRMAN, an individual resident of the State of California ("Mr. Fohrman").

                             W I T N E S S E T H:

           WHEREAS, the respective Boards of Directors of Crown Crafts, Merger Sub and Red Calliope have approved this Agreement and the merger (the "Merger") of Merger Sub with and into Red Calliope upon the terms and conditions contained herein and in accordance with the California General Corporation Law (the "CGCL");

           WHEREAS, the respective Boards of Directors of Crown
Crafts, Merger Sub and Red Calliope have determined that it is in the best interests of their respective shareholders to consummate the Merger;

           WHEREAS, Crown Crafts, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by unanimous written consent in accordance with the requirements of the CBCC and the Articles of Incorporation and the Bylaws of Merger Sub;

           WHEREAS, the shareholders of Red Calliope have approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action by written consent in accordance with the requirements of the CGCL and the Articles of Incorporation and Bylaws of Red Calliope; and

           WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS

           The following words and terms as used herein shall have the following meanings. Whenever used in this Agreement, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

           "Adjustment Amount" means an amount equal to the sum of X and Y where X equals (i) $2,000,000, (ii) plus (a) the amount by which Closing Retained Earnings are greater than the Target Amount or minus (b) the amount by which Closing Retained Earnings are less than the Target Amount, as the case may be, minus
(iii) 50% of the costs and expenses of the Arbitrator incurred by Crown Crafts pursuant to the last sentence of Section 3.5(B), minus (iv) an amount equal to the sum of all costs and expenses (including, without limitation, interest, penalties, costs of investigation and defense and reasonable attorneys' and other professional fees and expenses), payments pursuant to any settlement or judgment, and payments under Chapter 13 of the CGCL incurred or made by Crown Crafts or incurred or made after the Effective Time by the Surviving Corporation in any litigation (other than Title Litigation) or appraisal proceedings arising out of or relating to the Merger (the "Merger Litigation"), net of any such Merger Litigation costs, expenses and payments reimbursed to Crown Crafts pursuant to Section 7.1(A) or reimbursed to Crown Crafts by any other party to the Merger Litigation, plus (v) if there is a Dissenting Shareholder,
(a) the amount set forth in the "Closing Payment" column opposite the name of such Dissenting Shareholder on Schedule 3.1 hereto if the Extension Grant Date has not occurred prior to the Closing or
(b) the amount set forth in the "Adjusted Closing Payment" column opposite such Dissenting Shareholder's name on Schedule 3.1 hereto if the Extension Grant Date has occurred prior to the Closing, minus (vi) an amount equal to the sum of all costs and expenses (including, without limitation, costs of investigation and reasonable attorneys' and other professional fees and expenses) incurred by Crown Crafts in the defense of any Title Litigation, but (except as otherwise provided in clause (ix) below) excluding any amounts paid in settlement of or as a judgment, penalty or interest awarded in any Title Litigation, net of any Title Litigation costs and expenses reimbursed pursuant to the Disbursement Agreement or reimbursed by any other party to the Title Litigation, minus (vii) any amounts paid by the Surviving Corporation pursuant to Section 6.14 hereof, minus
(viii) any amounts paid by the Surviving Corporation pursuant to
Section 2.3 of the Tax Reporting Agreement, minus (ix) the lesser of (a) any amount that Crown Crafts is required to pay in any Title Litigation to any Person due to the payment by Crown Crafts to Trust A (as that term is defined in the Disbursement
Agreement) and/or the estate of Elliot R. Fine pursuant to the Disbursement Agreement or (b) $130,000, net of any such amount that is reimbursed to Crown Crafts by any other Person; and Y equals the amount of simple interest that would accrue at the rate of 7.0% per annum on an amount equal to X from and including the Closing Date to the date of payment of the Adjustment Amount pursuant to Section 3.4(A)(ii); provided that in no event shall the Adjustment Amount be less than zero.

           "Adjustment Amount Release Date" means the later of
(i) the preparation of the Closing Balance Sheet and the final resolution of all Disputed Matters pursuant to Section 3.5(B) (the "Closing Balance Sheet Resolution Date"), (ii) the final, non-appealable resolution of all Merger Litigation, (iii) the final, non-appealable resolution of all Title Litigation, or
(iv) the filing with the IRS of all pre-Closing tax returns pursuant to Section 2 of the Tax Reporting Agreement (the "Required Tax Returns"), provided that if there is no Merger Litigation and Title Litigation pending or threatened as of the later of (1) the Closing Balance Sheet Resolution Date or (2) the date of filing of the last of the Required Tax Returns, then the later of such filing date or the Closing Balance Sheet Resolution Date shall be the Adjustment Amount Release Date.

           "Agreement" means this Merger Agreement.

           "Ancillary Agreements" means the Employment Agreements
(as defined in Sections 8.12) and the Tax Reporting Agreement.

           "Arbitrator" has the meaning set forth in Section
3.5(B).

           "Assets" means all of the Company's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Closing Balance Sheet.

           "Benefit Plan" has the meaning set forth in Section
4.25(A).

           "Business" means the existing business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of the Company.

           "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the Laws of California.

           "CERCLA" has the meaning set forth in the definition of "Environmental Laws."

           "Certificate" means a stock certificate that immediately prior to the Effective Time evidenced shares of Red
Calliope Stock.

           "Certificate of Merger" has the meaning set forth in
Section 2.6.

           "CGCL" has the meaning set froth in the first recital hereto.

           "Claim" means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, demand, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), litigation, notice (written or oral) by any Person alleging potential liability relating to or affecting the Company, the Business, the Assets (including, without limitation, Contracts relating to the Company), the Leased Real Property or the transactions contemplated by this Agreement.

           "Claim Notice" has the meaning set forth in
Section 7.2(A)(i).

           "Closing" has the meaning set forth in Section 2.6.

           "Closing Balance Sheet" has the meaning set forth in
Section 3.5(A).

           "Closing Date" has the meaning set forth in Section
2.6.

           "Closing Retained Earnings" means an amount equal to the excess of (i) total assets of the Company as of the close of business on the Closing Date, over (ii) total liabilities and paid-in capital of the Company as of the close of business on the Closing Date. As used in this paragraph, the terms "total assets" and "total liabilities" mean the aggregate amount of all assets and liabilities, respectively, of the Company (whether classifiable in accordance with GAAP as current or long-term) and the term "paid-in capital" means the total par value of the Shares plus additional paid-in capital of the Company, all as determined in accordance with GAAP and applied on a basis consistent with the Latest Year-End Balance Sheet, except that Closing Retained Earnings shall not include any income attributable to the repayment (or deemed repayment) of any Shareholder Obligations.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Company" has the meaning set forth in the Preamble hereto.

           "Contract" means any written or oral contract, agreement, lease, plan, instrument, purchase order or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable Law.

           "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

           "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

           "Crown Crafts" has the meaning set forth in the Preamble hereto.

           "Default" means (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

           "Disbursement Agreement" has the meaning set forth in
Section 8.15.

           "Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof delivered by the Company to Crown
Crafts setting forth the information called for by Section 4 hereof.

           "Disputed Matters" has the meaning set forth in Section
3.5(B).

           "Dissenting Shareholder" has the meaning set forth in
Section 3.2.
           "Dissenting Shares" means any shares of Red Calliope Stock with respect to which the holder thereof has perfected appraisal rights under Chapter 13 of the CGCL prior to the Closing Date.

           "Effective Time" has the meaning set forth in Section
2.6.

           "Environmental Claim" means any Claim against the Company, the Business or the Assets (including, without limitation, notice or other communication written or oral by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or violation or alleged violation of, any Environmental Law.

           "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 41 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances.

           "Environmental Matter" means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Leased Real Property.

           "Environmental Reserve" means an amount equal to
(i) $75,000 minus (ii) the costs incurred prior to June 1, 1996 by the Surviving Corporation pursuant to Section 6.13, provided that the Environmental Reserve shall not be less than zero.

           "ERISA" has the meaning set forth in Section 4.25(A).

           "Extension Grant Date" means the date, if any, on which the IRS (i) grants to the Company an extension of time to file consents to an election on Form 2553 pursuant to Treas. Reg.
Section 1.1362-6(b)(3)(iii) and (ii) accepts such consents to election signed by Mr. Glickman, Mrs. Glickman, and Elliot Fine.

           "GAAP" means generally accepted accounting principles consistently applied.

           "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

           "Hazardous Substance" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil.

           "Intellectual Property" means copyrights, graphic designs, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, product specifications, inventions and intellectual property rights.

           "Interested Party" means any of Mr. Fohrman,
Mr. Glickman, Mrs. Glickman, Robert Mann, as executor of the estate of Elliot Fine, Edward Tannenbaum, R. Todd Neilson, as
Resolution Agent for Reorganized Property Mortgage Co., Inc., and the legal successor of any of the foregoing.

           "IRS" means the Internal Revenue Service.

           "Latest Year-End Balance Sheet" has the meaning set forth in Section 4.7.

           "Law" means the common law of any applicable jurisdiction and any code, law, order, ordinance, regulation, rule or statute of any Governmental Authority.

           "Leased Real Property" means the real property leased or subleased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

           "Leases" means the leases or subleases for the Leased
Real Property, copies of which have been made available by the Company to Crown Crafts.

           "Liability" means any direct or indirect liability, indebtedness, obligation, expense, Claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

           "Licenses" means licenses, franchises, permits, easements, rights and other authorizations.

           "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or Claim of any nature whatsoever on any property or property interest.

           "Lienholder" means the holder of or other Person entitled to any benefits arising under any Lien.

           "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the Company, the Business, the Assets or any Contracts to which the Company is a party or by which it or any of the Assets or the Business may be bound or affected.

           "Losses" has the meaning set forth in Section 7.1.

           "Material Adverse Effect" means any change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company, the Business or the Assets taken as a whole.

           "Merger" has the meaning set froth in the first recital hereto.

           "Merger Litigation" has the meaning set forth in the definition of "Adjustment Amount."

           "Merger Sub" has the meaning set forth in the Preamble hereto.

           "Mr. Fohrman" has the meaning set forth in the Preamble hereto.

           "Mr. Glickman" has the meaning set forth in the Preamble hereto.

           "Mrs. Glickman" means Carol Glickman.

           "Ms. Freeman" has the meaning set forth in
Section 8.12.

           "Noncompete Period" has the meaning set forth in
Section 6.7.

           "Note" means a promissory note made by Crown Crafts and delivered pursuant to Section 3.4(A)(i) or 3.4(A)(ii) providing for (i) simple interest on the principal amount thereof at the annual rate of 6.25%, (ii) all principal and accrued interest to be due and payable by wire transfer of immediately available funds on January 10, 1996, and (iii) such other terms as Crown Crafts and Red Calliope may agree upon prior to the Closing Date.

           "Notice Period" has the meaning set forth in Section
7.2(A)(i).

           "Patents" means all patents and patent applications.

           "Pension Benefit Plan" has the meaning set forth in
Section 4.25(B).

           "Permitted Liens" means (i) statutory liens to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, mechanic's, worker's, material provider's and maritime liens) (exclusive of obligations in respect of the payment of borrowed money), or for taxes, assessments or governmental charges or claims, provided that in each case the obligations are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any reserve or other appropriate provision for accounting purposes as shall be required in conformity with GAAP shall have been made therefor,
(ii) leases in respect of the real property on which facilities owned or leased by the Company are located, (iii) Liens arising from Uniform Commercial Code financing statements regarding property leased by the Company, (iv) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances that do not interfere in any material respect with the ordinary conduct of the business of the Company, and (v) Liens granted by third party lessors or fee owners with respect to real property as to which the Company has a leasehold interest.

           "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any other syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

           "RCRA" has the meaning set forth in the definition of "Environmental Laws."

           "Red Calliope" has the meaning set forth in the Preamble hereto.

           "Red Calliope Stock" means the capital stock of Red
Calliope.

           "Regulation" means any statute, Law, ordinance, regulation, order or rule of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

           "Shareholder" means any Person who immediately prior to the Effective Time holds record title to shares of Red Calliope
Stock.

           "Shareholder Obligations" means all loans made by the Company to any of its shareholders (whether or not any such loan has been reserved against on any balance sheet of the Company) and the accrued interest thereon.

           "Shares" has the meaning set forth in Section 4.2.

           "Surviving Corporation" has the meaning set forth in
Section 2.1.

           "Target Amount" means an amount equal to (i)
$4,682,000, plus (ii) an amount equal to (x) $125,000 multiplied by (y) the number of full calendar months between June 30, 1995, and the Closing Date, plus (iii) if the Closing Date is any day during a calendar month other than the last day of such calendar month, an amount equal to (x) $125,000 multiplied by (y) a fraction (1) the numerator of which will be the number of days from and including the first day of such calendar month to and including the Closing Date and (2) the denominator of which will be the total number of days in such calendar month.

           "Tax Benefit" means any Tax (as defined in the Tax Reporting Agreement) refund that is received by Crown Crafts or the Surviving Corporation, or any amount credited against Tax to which Crown Crafts or the Surviving Corporation becomes entitled, that relates to taxable periods or portions thereof ending on or before the Closing Date.

           "Tax Dispute Reserve" means an amount equal to the sum of X and Y where X equals (i) $100,000, minus (ii) any amounts paid or payable by the Surviving Corporation pursuant to
Section 4.5 of the Tax Reporting Agreement, and Y equals the amount of simple interest that would accrue at the Variable Rate on an amount equal to the positive balance (if any) of X from time to time from and including the Closing Date to the date of payment of the Tax Dispute Reserve pursuant to Section 3.4(A); provided that in no event shall the Tax Dispute Reserve be less than zero.

           "Tax Dispute Reserve Release Date" means the first date on which either the Designated Date (as defined below) has occurred or the IRS has completed its audit with respect to each of fiscal years 1992, 1993, 1994 and 1995. For purposes of this Agreement, the Designated Date for fiscal years 1992, 1993, 1994 and 1995 shall be March 15, 1996, 1997, 1998 and 1999, respectively.

           "Tax Reporting Agreement" has the meaning set forth in
Section 8.13.

           "Tax Reserves" means the 1992 Tax Reserve, the 1993 Tax Reserve, the 1994 Tax Reserve and the 1995 Tax Reserve, collectively.

           "Third Party" has the meaning set forth in Section
7.2(A)(i).

           "Third Party Transaction" means an acquisition of the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction.

           "Title Litigation" means any Litigation relating to the payment of Merger proceeds to or on behalf of Mr. Glickman or any of his creditors or affiliates, including, without limitation, any payments made pursuant to the Disbursement Agreement.

           "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

           "Variable Rate" means (i) the "prime rate" as reported from time to time by Wachovia Bank of Georgia, N.A. minus
(ii) 200 basis points.

           "1992 Tax Reserve" means an amount equal to the sum of X and Y where X equals (i) $538,000, minus (ii) all taxes (including interest, penalties and additions to taxes) paid or payable after the Closing Date by the Surviving Corporation to the IRS and the California Franchise Tax Board with respect to the income tax liability of Red Calliope for the fiscal year ended June 30, 1992, and Y equals the amount of simple interest that would accrue at the Variable Rate on an amount equal to the positive balance (if any) of X from time to time from and including the Closing Date to the date of payment of the 1992 Tax Reserve pursuant to Section 3.4(A); provided that in no event shall the 1992 Tax Reserve be less than zero and, provided further, that if the Extension Grant Date occurs prior to the Closing, the 1992 Tax Reserve shall equal zero.

           "1993 Tax Reserve" means an amount equal to the sum of X and Y where X equals (i) $702,000, minus (ii) all taxes (including interest, penalties and additions to taxes) paid or payable after the Closing Date by the Surviving Corporation to the IRS and the California Franchise Tax Board with respect to the income tax liability of Red Calliope for the fiscal year ended June 30, 1993, and Y equals the amount of simple interest that would accrue at the Variable Rate on an amount equal to the positive balance (if any) of X from time to time from and including the Closing Date to the date of payment of the 1993 Tax Reserve pursuant to

Section 3.4(A); provided that in no event shall the 1993 Tax
Reserve be less than zero and, provided further, that if the Extension Grant Date occurs prior to the Closing, the 1993 Tax
Reserve shall equal zero.

           "1994 Tax Reserve" means an amount equal to the sum of X and Y where X equals (i) $764,000, minus (ii) all taxes (including interest, penalties and additions to taxes) paid or payable after the Closing Date by the Surviving Corporation to the IRS and the California Franchise Tax Board with respect to the income tax liability of Red Calliope for the fiscal year ended June 30, 1994, and Y equals the amount of simple interest that would accrue at the Variable Rate on an amount equal to the positive balance (if any) of X from time to time from and including the Closing Date to the date of payment of the 1994 Tax Reserve pursuant to Section 3.4(A); provided that in no event shall the 1994 Tax Reserve be less than zero and, provided further, that if the Extension Grant Date occurs prior to the Closing, the 1994 Tax Reserve shall equal zero.

           "1995 Tax Reserve" means an amount equal to the sum of X and Y where X equals (i) $829,000, minus (ii) all taxes (including interest, penalties and additions to taxes) paid or payable after the Closing Date by the Surviving Corporation to the IRS and the California Franchise Tax Board with respect to the income tax liability of Red Calliope for the fiscal year ended June 30, 1995, and Y equals the amount of simple interest that would accrue at the Variable Rate on an amount equal to the positive balance (if any) of X from time to time from and including the Closing Date to the date of payment of the 1995 Tax Reserve pursuant to Section 3.4(A); provided that in no event shall the 1995 Tax Reserve be less than zero and, provided further, that if the Extension Grant Date occurs prior to the Closing, the 1995 Tax Reserve shall equal zero.

                                   ARTICLE 2
                                   THE MERGER

           SECTION 2.1. Surviving Corporation. Subject to the provisions of this Agreement, the CGCL, at the Effective Time, Merger Sub shall be merged with and into Red Calliope and the separate corporate existence of Merger Sub shall cease. Red Calliope shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the Laws of the State of California. The Merger shall have the effects set forth in Section 1107 of the CGCL.

           SECTION 2.2. Articles of Incorporation. The Articles of Incorporation of Red Calliope as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with their terms and the CGCL.

           SECTION 2.3. Bylaws. The Bylaws of Red Calliope as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the CGCL.

           SECTION 2.4. Directors. The directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified.

           SECTION 2.5.  Officers. The officers of the Surviving
Corporation shall consist of the officers of Merger Sub immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified.

           SECTION 2.6. Closing; Effective Time. The closing of the Merger (the "Closing") shall, unless another date, time or place is agreed to in writing by all parties hereto, take place at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California 90071 at 8:00 a.m., Los Angeles time, on October 31, 1995 (the "Closing Date"). If, on or before the Closing Date, all the conditions set forth in Articles 8 and 9 shall have been fulfilled or waived in accordance with the terms hereof and this Agreement shall not have been terminated in accordance with Section 10.3, 10.4 or 10.6, then the parties hereto shall cause a Certificate of Merger meeting the requirements of the CGCL (the "Certificate of Merger") to be properly executed and filed on the Closing Date with the Secretary of State of the State of California. The Merger shall become effective as of the time of filing of the properly executed Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the "Effective Time."

                                   ARTICLE 3
                              CONVERSION OF SHARES

           SECTION 3.1.  Effect of Merger.  As of the Effective
Time, by virtue of the Merger and without any action on the part of any holder thereof:

                 (i) The shares of Red Calliope Stock of each Shareholder that are issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive
           (x)(1) cash in the amount set forth in the "Closing Payment" column opposite such Shareholder's name on
           Schedule 3.1 hereto if the Extension Grant Date has not occurred prior to the Closing or (2) cash in the amount set forth in the "Adjusted Closing Payment" column opposite such Shareholder's name on Schedule 3.1 hereto if the Extension Grant Date has occurred prior to the Closing, and (y) cash in an amount equal to (a) the sum of the Adjustment Amount plus the Environmental Reserve plus the Tax Reserves plus the Tax Dispute Reserve plus all Tax Benefits, multiplied by (b) a fraction (expressed as a percentage carried out four (4) decimal places), (1) the numerator of which is the number of shares of Red Calliope Stock of such Shareholder issued and outstanding immediately prior to the Effective Time and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (ii) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation;

                 (iii) Each share of Red Calliope Stock issued and outstanding immediately prior to the Effective Time that is then held in the treasury of Red Calliope shall be canceled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor;

                 (iv)    Each warrant, stock option or other
           right, if any, to purchase shares of Red Calliope Stock issued and outstanding immediately prior to the Effective Time shall be canceled (whether or not such warrant, option or other right is then exercisable) and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor; and

                 (v)     Each Shareholder Obligation shall be
           deemed to have been repaid in full.

           SECTION 3.2. Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, shares of Red Calliope Stock that are issued and outstanding immediately prior to the Effective Time that are held by any Shareholder (a "Dissenting Shareholder") who has delivered a written demand for appraisal of such shares in the manner provided in, and has otherwise complied with, Chapter 13 of the CGCL shall not be converted into the right to receive the consideration provided in
Section 3.1 and shall not receive any payment under Section 3.4, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the CGCL, as the case may be. If such Dissenting Shareholder shall have so failed to have perfected or shall have effectively withdrawn or lost such right, his shares shall no longer be Dissenting Shares and shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive the consideration provided in Section
3.1. Red Calliope shall give Crown Crafts notice of any such demand made by or on behalf of any such Dissenting Shareholder, as provided in Chapter 13 of the CGCL. After the Effective Time, Crown Crafts and the Surviving Corporation shall conduct and direct all negotiations, proceedings and ultimate disposition with respect to any such demands in any manner that Crown Crafts and the Surviving Corporation may elect, provided that such negotiations, proceedings and disposition shall be conducted by Crown Crafts and the Surviving Corporation in good faith and in a manner reasonably calculated to maximize the Adjustment Amount, and provided further that counsel for Crown Crafts and the Surviving Corporation in connection with such negotiations, proceedings and disposition shall have been approved by Red Calliope prior to the Effective Time.

           SECTION 3.3.  Closing of Transfer Books.  At the
Effective Time, the transfer books for Red Calliope Stock shall be closed, and no transfers of shares of Red Calliope Stock shall thereafter be made on such books.

           SECTION 3.4.  Exchange of Red Calliope Stock.

           (A) From and after the Effective Time, each Shareholder (other than a Dissenting Shareholder) shall be entitled to receive, in exchange for a Certificate or Certificates, the following:

                 (i) upon (A) surrender to Crown Crafts of such Certificate or Certificates duly endorsed in blank, which shall forthwith be canceled, and (B)(1) in the case of any Shareholder, other than a Shareholder holding a Certificate or Certificates for the benefit of Mr. Glickman, delivery of a duly executed letter, in form and substance reasonably acceptable to Crown Crafts, to the effect that such Shareholder has good title to the Shares represented by such Certificate or Certificates with full power and authority to surrender the same, free and clear of all Liens, (or, if such letter identifies any Lien, delivery of a release by the Lienholder of such Lien, such release to be in form and substance reasonably acceptable to Crown Crafts), or (2) in the case of a Shareholder holding a Certificate or Certificates for the benefit of Mr. Glickman, delivery of a duly executed letter, in form and substance reasonably acceptable to Crown Crafts, to the effect that such Shareholder has good title to the Shares represented by such Certificate or Certificates with full power and authority to surrender the same, free and clear of all Liens other than Liens disclosed in the Disbursement Agreement, a Note (subject to the proviso to this clause (i)) in a principal amount equal to (x)(1) the amount set forth in the "Closing Payment" column opposite such Shareholder's name on Schedule 3.1 hereto if the Extension Grant Date has not occurred prior to the Closing or (2) cash in the amount set forth in the "Adjusted Closing Payment" column opposite such Shareholder's name on Schedule 3.1 hereto if the Extension Grant Date has occurred prior to the Closing, multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places) (1) the numerator of which is the number of shares of Red Calliope Stock evidenced by such Certificate or Certificates and
           (2) the denominator of which is the total number of shares of Red Calliope Stock issued and outstanding immediately prior to the Effective Time and owned by such Shareholder; provided, however, that, in lieu of a Note, such Shareholder shall receive cash in immediately available funds in an amount equal to the amount payable under this clause (i) if such Shareholder, at the time he approved the Merger, elected to receive such amount in cash rather than a Note;

                 (ii)    within three Business Days after the
           Adjustment Amount Release Date, a Note (subject to the proviso to this clause (ii)) in a principal amount equal to (x) the Adjustment Amount multiplied by (y) a fraction (expressed as a percentage carried out four
           (4) decimal places), (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time; provided, however, that, in lieu of a Note, such Shareholder shall receive cash in immediately available funds in an amount equal to the amount payable under this clause (ii) if either (A) such Shareholder, at the time he approved the Merger, elected to receive such amount in cash rather than a Note or (B) the Adjustment Amount Release Date occurs on or after January 1, 1996;

                 (iii) on June 5, 1996, a check equal to (x) the Environmental Reserve multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places), (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (iv)    within five Business Days after the
           Extension Grant Date (unless the Extension Grant Date shall have occurred prior to the Closing), cash in immediately available funds in an amount equal to (x) the Tax Reserves (minus any amounts paid pursuant to clause (v) through (viii) below) multiplied by (y) a fraction (expressed as a percentage carried out to four
           (4) decimal places), (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (v) on March 15, 1996, cash in immediately available funds in an amount equal to (x) the 1992 Tax Reserve multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places),
           (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (vi) on March 15, 1997, cash in immediately available funds in an amount equal to (x) the 1993 Tax Reserve multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places),
           (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (vii) on March 15, 1998, cash in immediately available funds in an amount equal to (x) the 1994 Tax Reserve multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places),
           (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (viii) on March 15, 1999, cash in immediately available funds in an amount equal to (x) the 1995 Tax Reserve multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places),
           (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time;

                 (ix)    promptly after Crown Crafts or the
           Surviving Corporation becomes aware that it is entitled to a Tax Benefit, a check equal to (x) such Tax Benefit multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places), (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time; and

                 (x) on the Tax Dispute Reserve Release Date, a check equal to (x) the Tax Dispute Reserve multiplied by (y) a fraction (expressed as a percentage carried out four (4) decimal places), (1) the numerator of which is the number of shares of Red Calliope Stock that immediately prior to the Effective Time were represented by such Certificate or Certificates and (2) the denominator of which is the aggregate number of shares (other than Dissenting Shares) of Red Calliope Stock issued and outstanding immediately prior to the Effective Time.

Except as otherwise provided herein, no interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If any portion of the consideration to be received pursuant to Section 3.1 upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason thereof or establish to the satisfaction of Crown Crafts that such tax has been paid or that such tax is not applicable. If the surrendering Shareholder is not identified on Schedule 3.1 hereto, such Shareholder shall furnish to Crown Crafts an opinion of counsel in form and substance reasonably acceptable to Crown Crafts to the effect that such surrendering Shareholder acquired his or her Shares in compliance with all applicable securities Laws. From the Effective Time until surrender in accordance with the provisions of this Section 3.4, the Certificates shall represent for all purposes only the right to receive the consideration provided in
Section 3.1. All payments in respect of shares of Red Calliope Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

           (B) In the case of any lost, mislaid, stolen or destroyed Certificate, the record holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 3.1, to deliver to Crown Crafts a bond in such reasonable sum or a satisfactory indemnity agreement as Crown Crafts may direct as indemnity against any claim that may be made against Crown Crafts or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

           (C) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Red Calliope Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and, unless representing Dissenting Shares, exchanged for the consideration described in Section 3.1.

           (D) Any cash due Shareholders pursuant to Section 3.1 hereof that remains unclaimed by such Shareholders for six months after the same shall become due and payable hereunder shall be held by Crown Crafts, and any Shareholder who has not theretofore complied with Section 3.4 (a) shall thereafter look only to Crown Crafts for the payment of any consideration to which such holder has become entitled pursuant to the provisions of Section 3.1; provided, however, that neither Crown Crafts nor any party hereto shall be liable to a Shareholder for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (E) Notwithstanding anything to the contrary herein, Crown Crafts shall disburse all cash otherwise payable to or for the account of Mr. Glickman or his creditors or affiliates in accordance with the terms of the Disbursement Agreement.

           SECTION 3.5.  Closing Balance Sheet; Disputed Matters.

           (A) As soon as practicable (but in no event later than forty-five (45) days following the Closing Date), (i) the Surviving Corporation shall prepare a balance sheet for the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP, using the same methods and criteria employed by the Company in connection with its preparation of its Latest Year-End Balance Sheet to the extent such methods are consistent with GAAP, and shall present fairly the Company's financial position as of the close of business on the day immediately preceding the Closing Date. Without limiting the generality of the foregoing, the Closing Balance Sheet shall include an accrual for C corporation taxes for the period from and including July 28, 1995 to and including the Closing Date. Upon completion of the Closing Balance Sheet, copies thereof shall promptly be provided to each Interested Party.

           (B) If, within fifteen (15) days after receipt of the Closing Balance Sheet, any Interested Party shall notify Crown Crafts or Crown Crafts shall notify each of the Interested
Parties that he or it disputes any matter with respect to the Closing Balance Sheet, then any such matters (the "Disputed Matters") shall be submitted to arbitration in Los Angeles, California, within fifteen (15) days after such notice unless the parties agree in writing to extend such fifteen (15) day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be any one of the nationally recognized independent accounting firms which is on the date hereof among the six largest such firms (the "Big Six accounting firms") mutually agreed to by a majority of the Interested Parties and Crown Crafts. Any reference herein to the Big Six accounting firms shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within ten (10) days following the expiration of the fifteen (15) day period referred to above or any extension thereof a majority of the Interested Parties and Crown Crafts shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any one of the Big Six accounting firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then employed by the Surviving Corporation or Crown Crafts or any affiliate thereof. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect.
The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be paid by Crown Crafts.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Subject to Section 4.35 and except as set forth on a DISCLOSURE SCHEDULE, each of which exceptions shall be deemed to be representations and warranties as if made hereunder, the Company hereby represents and warrants to Crown Crafts as follows:

           SECTION 4.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of California, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. All jurisdictions in which the Company is qualified to do business. are disclosed in the DISCLOSURE SCHEDULE. The Company does not have, nor has it ever had, any predecessors or subsidiaries or any stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

           SECTION 4.2. Capitalization and Share Ownership. The Company's authorized capital stock consists of 2,500 shares of Common Stock. There are 1,433 shares of the Company's Common Stock presently outstanding (the "Shares"), all of which have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities or "blue sky" Laws and regulations. No equity securities of the Company, other than the Shares, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Shares. There are (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital shares or other securities of the Company, whether or not presently issued or outstanding, from the Company, at any time, or upon the happening of any stated event and (ii) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities.

           SECTION 4.3. Authority and Binding Effect. The Company, Mr. Fohrman and Mr. Glickman have the full power and authority to execute, deliver and perform this Agreement, to perform fully their respective obligations hereunder and to consummate the transactions contemplated hereby and, except for approval by the requisite vote of the holders of the outstanding shares of Red Calliope stock entitled to vote thereon and filings by the Company required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), have taken all actions necessary to secure all approvals required in connection herewith. The execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all corporate action of the Company. The Company, Mr. Fohrman and Mr. Glickman have duly executed and delivered this Agreement, and it constitutes the legal, valid and binding obligation of the Company, Mr. Fohrman and Mr. Glickman, enforceable against each of them in accordance with its terms.

           SECTION 4.4. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by Mr. Fohrman, Mr. Glickman or the Company nor the consummation of the transactions contemplated hereby will contravene or violate the Articles of Incorporation or Bylaws of the Company or any Regulation or Court Order which is applicable to the Company, Mr. Fohrman or Mr. Glickman, or will result in a Default under, or require the consent or approval of any party to, any Contract relating to the Business or the Assets or to or by which the Company, Mr. Fohrman or Mr. Glickman is a party or otherwise bound or affected, or require the Company or Mr. Fohrman or Mr. Glickman to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority, except as required by the HSR Act.

           SECTION 4.5. Restrictions. Neither the Company, Mr. Fohrman, nor Mr. Glickman is a party to any Contract or subject to any restriction or any Court Order or Regulation which
(i) adversely affects the Company, the Assets or the Business, except for any of the foregoing generally applicable to a Person conducting a business similar to the Business, or (ii) affects or restricts the ability of the Company to consummate the Merger.

           SECTION 4.6. Third-Party Options. There are no existing Contracts, options, commitments or rights with, to or in any Person to acquire the Company, any of the Assets or any interest therein or in the Business, other than Contracts to acquire Assets in the ordinary course of business and other than Liens on Shares.

           SECTION 4.7. Financial Statements. The Company has delivered to Crown Crafts (i) the Company's year-end balance sheets at June 30, 1993, 1994 and 1995, (ii) its related statements of income, retained earnings and cash flows for the fiscal years then ended, and (iii) all related notes and schedules, each of which has been audited by Lederman, Zeidler & Co. All Liabilities of the Company at June 30, 1995 required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Company's balance sheet at June 30, 1995 (the "Latest Year-End Balance Sheet"). June 30, 1995 is referred to as the "Latest Year-End Balance Sheet Date" in other parts of this Agreement. All of the financial statements referred to in this Section 4.7 were prepared in accordance with GAAP and, subject to any qualifications set forth in the applicable notes and schedules, fairly present the financial position and results of operations of the Company at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown.

           SECTION 4.8. Books of Account; Returns and Reports; Taxes. The books of account of the Company fairly reflect
(i) all transactions relating to the Company and (ii) all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company. From and including July 1, 1982 to and including July 27, 1995, the Company was continuously an "S" corporation within the meaning of Section 1361 of the Code and the equivalent provisions of all applicable state income tax statutes. The Company has duly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and has duly paid or made adequate provision for the payment of all taxes which are due and payable for taxable years ending on or before the Closing Date. The liability for taxes reflected in the Latest Year-End Balance Sheet (excluding any reserve for deferred taxes or portion thereof which is attributable to differences between the timing of income or deductions for tax and financial accounting purposes) is sufficient for the payment of all accrued but unpaid taxes, whether or not disputed, for the period ended June 30, 1995 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations conducted by the IRS or any other taxing authority prior to the date hereof have been paid, fully settled or adequately provided for in the Latest Year-End Balance Sheet. There are no pending claims asserted for taxes of the Company or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company for any period. The Company has made all estimated income tax deposits through the date hereof and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local, foreign and other laws. The Company has made available to Crown Crafts true, complete and correct copies of its federal income tax returns for the last three (3) taxable years and made available such other tax returns as have been requested by Crown Crafts.

           SECTION 4.9.   Undisclosed Liabilities.  The Company
has no Liabilities except for:

                 (i)      those Liabilities adequately and
           specifically set forth or reserved for on the Latest
           Year-End Balance Sheet and not heretofore paid or discharged;

                 (ii)     those Liabilities arising in the
           ordinary course of its business consistent with past practice under any Contract specifically disclosed on the DISCLOSURE SCHEDULE (or not required to be disclosed because of the term or amount involved);

                 (iii)    those Liabilities incurred, consistent
           with past business practice, in the ordinary course of its business since the Latest Year-End Balance Sheet
           Date and not heretofore paid or discharged; and

                 (iv)     Liabilities (other than those described
           in clauses (i), (ii) and (iii) above) not exceeding
           $10,000 in the aggregate.

           SECTION 4.10. Accounts Receivable. All accounts receivable as set forth on the list of accounts receivable included in the Disclosure Schedule have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed. All accounts receivable of the Company reflected on the Closing Balance Sheet shall be collectible in full at the recorded amounts thereof (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than ninety (90) days after the Closing Date, net of any allowance for doubtful accounts reflected in the Closing Balance Sheet.

           SECTION 4.11. Inventory. All inventory of the Company used in the conduct of the Business reflected on the Latest Year-End Balance Sheet or arising since the Latest Year-End Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of the Company, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business of the Company consistent with past practice, and is valued at reasonable amounts based on the ordinary course of business of the Company within the past six
(6) months at prices equal to the lower of cost or market valued on a first-in-first-out basis. No material portion of such inventory is subject to any write-down or write-off or is obsolete, unusable, slow-moving, damaged or unsalable in the ordinary course of the Company's business consistent with past practice.

           SECTION 4.12. Title to Assets. The Company owns outright and has good and marketable title to all of the Assets, including, without limitation, the assets and properties set forth on the Latest Year-End Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Latest Year-End Balance Sheet Date), free and clear of all Liens, except Permitted Liens.

           SECTION 4.13. Tangible Assets. The DISCLOSURE SCHEDULE sets forth accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $5,000, or where an aggregate of similar items exceeds $10,000, and of all leases, Licenses and other Contracts to which the Company is a party or is otherwise bound which relate in whole or in part to such Assets. The Assets listed on the DISCLOSURE SCHEDULE have been grouped by type and constitute substantially all of the tangible assets used in or necessary to the conduct of the Business.

           SECTION 4.14. Condition of Assets. All tangible assets and properties which are part of the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are usable in the ordinary course of the Business consistent with past practice and conform in all material respects to all applicable Regulations relating to their construction, use and operation. There are no developments materially affecting any such Asset which reasonably could be expected to curtail the present or future use thereof for the purpose for which it was acquired. Except pursuant to leases described on the DISCLOSURE SCHEDULE, no Person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company's employees and other than fixtures and improvements on the Real Property) or necessary to the operation of the Business.

           SECTION 4.15.  Real Property.

           (A) The Company does not own, nor has it at any time owned, any real property.

           (B) The Disclosure Schedule lists each parcel of Leased Real Property. As of the date of this Agreement, (i) the Company has a valid and subsisting leasehold interest in each Lease; (ii) the Company is in undisturbed possession of all space that it is currently entitled to possess under each such Lease and no rights adverse to the rights of the Company have, to the best of the Company's knowledge, been asserted by any third Persons; (iii) the Company has not subleased or assigned any interest in any such Lease; (iv) the Company has not received any written notice of material default under any such Lease which is still in effect; (v) each Lease is valid, binding and enforceable in accordance with its terms with respect to the Company and, to the best of the Company's knowledge, with respect to each of the other parties thereto;
(vi) there is no existing material default or breach of a material covenant by the Company under any Lease or any condition, event or act that with notice or the lapse of time (or both) would constitute a material default by the Company; and
(vii) there is not under any Lease any non-material default or breach of a non-material covenant by the Company that gives the other party to such Lease the right to terminate or cancel such Lease without first providing the Company with notice thereof and an opportunity to cure such default or breach of covenant.

           (C) Each of the Leased Premises and equipment used or operated by the Company is in good condition and repair, reasonable wear and tear excepted, and the present use and occupation thereof conforms in all material respects with all Laws, and the Company has not received notice of any breach or violation of such Laws.

           SECTION 4.16.  Environmental Matters.

           (A) There are no Environmental Claims (or any Claim against any Person whose Liability, or any portion thereof, for Environmental Matters or under any Environmental Laws the Company has or may have retained or assumed contractually or by operation of Law) pending or, to the best of the Company's knowledge, threatened with respect to (i) the ownership, use, condition or operation of the Business, the Assets, the Leased Real Property or any asset formerly held for use or sale by the Company, or
(ii) any violation or alleged violation of or liability or alleged liability under any Environmental Law or any Court Order related to Environmental Matters. There are no existing violations by the Company or, to the Company's best knowledge, any other Person, of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the Business, the Assets, the Leased Real Property or any asset formerly held for use or sale by the Company. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, with respect to the Company or, to the best of the Company's knowledge, any other Person, that reasonably could be expected to form the basis of any Environmental Claim against the Company, the Assets or any asset formerly held for use or sale by the Company. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, with respect to the Company or, to the best of the Company's knowledge, any other Person, that reasonably could be expected to form the basis of
(i) any Environmental Claim against the Company, or (ii) any Claim against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Company has or may have retained or assumed contractually or by operation of Law.

           (B) Neither the Company nor, to the best of the Company's knowledge, any other Person has used any Assets or Leased Real Property of the Company or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances except for handling, treatment, storage, or disposal of Hazardous Substances in accordance with applicable Environmental Laws.

           (C) No material release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any Assets or Leased Real Property of the Company or any part thereof while or, to the best of the Company's knowledge, before such Assets or Leased Real Property were owned, leased, operated, or managed, directly or indirectly, by the Company.

           (D) No material amount of soil or water in, under or, to the best of the Company's knowledge, adjacent to any Assets or Leased Real Property of the Company or assets formerly held for use or sale by the Company has been contaminated by any Hazardous Substance while or, to the best of the Company's knowledge, before such assets or premises were owned, leased, operated or managed, directly or indirectly, by the Company.

           (E) No material amount of waste containing any Hazardous Substances has been generated, used, handled, stored, treated or disposed of, directly or indirectly, by the Company except for waste generated, used, handled, stored, treated and disposed of in accordance with applicable Environmental Laws.

           (F)   There are no underground tanks or other
underground storage facilities presently or, to the best of the Company's knowledge, previously located at any Leased Real
Property.

           (G) All material amount of waste, hazardous or otherwise, has been removed from all Leased Real Property.

           (H) The Company has complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and has not been required under such Environmental Laws to make any reports concerning any Leased Real Property or concerning the operations or activities of the Company.

           (I) No Leased Real Property contains any asbestos-containing materials that, based on their present condition or location, are required to be removed under applicable
Environmental Laws.

           (J) Without limiting the generality of any of the foregoing, the Company has not stored, disposed or arranged for the disposal of any material amount of Hazardous Substances except for storage or disposal of Hazardous Substances in accordance with applicable Environmental Laws.

           (K) The Company is not aware of any environmental site assessment or other study relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Business, the Assets or any of the Leased Real Property.

           (L) The Company has delivered to Crown Crafts copies of all Licenses issued to the Company pursuant to any Environmental Law and all written communications between the

Company or its representatives and any Governmental Authority concerning any Environmental Matter.

           SECTION 4.17.  Contracts.

           (A) The DISCLOSURE SCHEDULE sets forth complete and accurate lists or descriptions of (i) all Benefit Plans and (ii) all consents or approvals required under any Contracts to which the Company is a party that are necessary for the Company to complete the Merger or to avoid a Default under such Contracts.

           (B) None of the Assets is leased by the Company from any Person, whether affiliated or unaffiliated with the Company.

           (C)   The Company is not a party to any:

                 (i)      Contract with any present or former
           employee or consultant;

                 (ii)     Contract for the future purchase of, or
           payment for, supplies or products or services except for purchase orders placed with vendors in the ordinary course of business and except for Contracts for services not in excess of $5,000;

                 (iii)    Contract to sell or supply products or
           to perform services except for purchase orders accepted from vendees in the ordinary course of business;

                 (iv)     representative or sales agency Contract;

                 (v) Contract limiting or restraining it from engaging or competing in any lines or business with any Person;

                 (vi)     license, franchise, distributorship or
           other agreement, including those which relate in whole or in part to any ideas, technical assistance or other know-how of or used by the Company; or

                 (vii)    material Contract not otherwise
           disclosed herein.

                 (D)      All of the Contracts to which the
           Company is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms with respect to the Company and, to the best of the Company's knowledge, with respect to each of the other parties thereto. The
           Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. The Company and, to the Company's best knowledge, all other parties to such Contracts have complied in all material respects with the provisions thereof, and no notice of any Claim (other than any Claim of the type identified in Section 4.26) or Default has been given to the Company. There are no developments materially developing materials affecting any such Contract which reasonably could be expected to prevent the Company from realizing the benefits thereof whether before or after the completion of the Merger.

           SECTION 4.18. Employees. The DISCLOSURE SCHEDULE sets forth the names and current annual salary rates or current hourly wages of all present employees of the Company, together with the average number of hours worked per week, the date of the last salary increase, the date of commencement of employment of each employee with the Company, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such Persons for or in respect of that portion of the 1995 calendar year ending on August 31, 1995, and a list of all insurance premiums paid on their behalf. The DISCLOSURE SCHEDULE also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1994 calendar year.

           SECTION 4.19. Licenses. The DISCLOSURE SCHEDULE sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of its Business all Licenses which are necessary to conduct the Business as now conducted or to the ownership of the Assets, free and clear of all Liens except for Permitted Liens and Liens for the benefit of the licensor of any such License. The Company is not in Default, nor has it received any notice of any Claim of Default, with respect to any such License. Except as otherwise governed by Law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Merger.

           SECTION 4.20.  Intellectual Property.

           (A) No employee of the Company is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property or noncompetition arrangement, or any other Contract or restrictive covenant relating to the right of any such officer or employee to be employed by the Company because of the nature of the Business or relating to the use of any Intellectual Property of others, and the continued employment of the Company's officers and employees does not subject the Company to any liability resulting from such a violation. The Intellectual Property owned by the Company was developed entirely by its employees during the time they were employees only of the Company, and such Intellectual Property does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employer of such employee.

           (B) The Company owns or has a valid right to use the Intellectual Property being used to conduct the business of the Company, and the conduct of its business as now operated does not conflict with valid Intellectual Property rights of others. The Company has not received any written communication alleging that the Company has violated or, by conducting its business as proposed, would violate any of the Intellectual Property rights of any other Person. The Company does not have any obligation to compensate any Person for the use of any such Intellectual Property rights nor has the Company granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property of the Company, whether requiring the payment of royalties or not.

           (C) All Patents, Copyrights, Trademarks and computer software used in the Business or owned by the Company are listed in the DISCLOSURE SCHEDULE.

           (D) The computer software of the Company included in the Intellectual Property functions as intended, is in machine-readable form, is fully licensed, and is the only software used by the Company in the conduct of the Business.

           SECTION 4.21. Compliance with Regulations and Court Orders. The Company is not in violation of any Court Order or Regulation, and the Assets have not been used or operated by the Company or any other Person in violation of any Regulation or Court Order except for violations that reasonably could not be expected to have a Material Adverse Effect. All Court Orders to which the Company is a party or subject are listed in the DISCLOSURE SCHEDULE. The Company has made all filings or notifications required to be made by it under any Regulations applicable to the Company, the Business or the Assets. The Company and all products sold by it, presently or at any time in the past, and their respective packaging, markings, and registrations, if any, were and are in full compliance with all consumer protection Laws and Regulations applicable thereto at the time of such sales, including, without limitation, California Proposition 65 and the Consumer Product Safety Act. Neither the Company nor any officer, employee or agent of, or consultant to, the Company, while acting in his or her capacity as such officer, employee, agent or consultant, has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any Governmental Authority.

           SECTION 4.22. Claims. There is no Litigation pending or, to the best of the Company's knowledge, threatened against the Company, the Business or the Assets. No Claim has been asserted and no event has occurred that reasonably could be expected to result in Litigation against the Company, the Business or the Assets. To the best of the Company's knowledge, there is no reasonable basis for any such Claim. All pending or threatened Litigation against the Company, the Business or the Assets of which the Company is aware, if any, is fully covered by insurance.

           SECTION 4.23. Insurance. The DISCLOSURE SCHEDULE contains a true and complete description of the current insurance coverage applicable to the Company, the Business and the Assets, including amounts and lines of coverage, loss experience history by line of coverage for the past three (3) years, and a description of all Claims in excess of $10,000 for the past three
(3) years. To the best of the Company's knowledge, all insurance coverage applicable to the Company, the Business and the Assets is in full force and effect and is valid, binding and enforceable in accordance with its terms against the respective insurers.
All insurance coverage applicable to the Company, the Business and the Assets insures the Company in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any Claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. To the best of the Company's knowledge, no event has occurred that reasonably could be expected to form the basis of a bona fide Claim against the Company, the Business or the Assets or which reasonably could be expected to materially increase the insurance premiums payable for any such coverage. All products liability and general liability insurance policies ever maintained by the Company have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Company. At no time since it commenced operations has the Company been without general liability insurance or workers compensation insurance.

           SECTION 4.24. Labor Matters. The Company has no collective bargaining agreement with any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or the Assets wherever located, and no secondary boycott with respect to their products, lockout by them of any of their employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened. Neither the Company nor, to the best of the Company's knowledge, any Person that manufactures or produces any of the Company's products, employs any minors or any unauthorized or illegal aliens.

           SECTION 4.25.  Employee Benefit Plans.

           (A) The DISCLOSURE SCHEDULE sets forth a complete list and description of each pension, retirement, deferred compensation, bonus, stock purchase, stock option, profit sharing, insurance or employee benefit or welfare plan, agreement, arrangement or informal understanding for the benefit of employees or former employees, their dependents, survivors or beneficiaries, whether or not legally binding (collectively, "Benefit Plans"), established or maintained, or contributed to, by the Company. Each Benefit Plan that is subject to the Employee Retirement and Income Security Act of 1974 ("ERISA") is in substantial compliance therewith. No employee of the Company is covered by any collective bargaining agreement.

           (B) No employee pension benefit plans ("Pension Benefit Plan"), within the meaning of Section 3(2) of ERISA, of the Company nor any trust thereunder has been terminated, nor have there been any "reportable events" as to any Pension Benefit Plan of the Company (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA, and all reports required to be filed by the Company pursuant to ERISA have been filed and all notices required to be given by ERISA pursuant to ERISA have been given.

           (C) The Company has not maintained or contributed to any "multi-employer plan," within the meaning of Section 3(37) of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by the Company attributable to the period ending on the Closing Date with respect to any plan currently or formerly maintained or contributed to it or any ERISA Affiliate (as defined in Section 4001 of ERISA).

           (D) Each Pension Benefit Plan of the Company meets the requirements of Section 401(a) of the Code and the trust, if any, forming part of such plan is exempt from federal income tax under Section 501(a) of the Code.

           SECTION 4.26. Returns. All Claims against the Company demanding allowances or seeking to return to the Company merchandise shipped on or prior to the Closing Date by reason of alleged overshipments, defective merchandise, billing errors, customer errors or otherwise shall be reflected on the Closing Balance Sheet.

           SECTION 4.27. Product Warranties. Except for warranties under applicable Law, (i) the Company has made no warranties, express or implied, written or oral, with respect to the Business, and (ii) there is no Claim pending or, to the best of the Company's knowledge, threatened against the Company under any such warranty of the Company and, to the best of the Company's knowledge, there is no basis for any such Claim, and
(iii) the Company has no Liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

           SECTION 4.28. Delivery of Documents. The Company has delivered to Crown Crafts true, correct and complete copies of the Company's Articles of Incorporation and By-Laws and all material written Contracts and other documents (including, without limitation, all amendments, supplements, modifications or waivers currently in effect) described in this Agreement or in the DISCLOSURE SCHEDULE.

           SECTION 4.29. No Material Adverse Developments. Since the Latest Year-End Balance Sheet Date, there has been no actual or, to the best of the Company's knowledge, threatened change in the Business or any event, condition or state of facts, in either case that is or reasonably could be expected to be material and adverse to the Company or the Assets.

           SECTION 4.30. Material Transactions. Since the Latest Year-End Balance Sheet Date, the Business has been operated in the manner described in Section 6.1, and the Company has not taken any action that would have been prohibited by Section 6.1 had that Section been effective since the Latest Year-End Balance Sheet Date.

           SECTION 4.31.  Additional Information.  The DISCLOSURE
SCHEDULE contains accurate lists and summary descriptions of the following as of the date hereof:

                 (i)      all accounts receivable of the Company
           as of September 28, 1995 specifying the account debtor and the face amount of each receivable;

                 (ii)     all accounts payable and accrued
           expenses of the Company reflected on the Latest Year-End Balance Sheet, specifying the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account, any defenses, setoffs or counterclaims that may exist with respect thereto, and reconciling the aggregate value of all accounts payable as of the Latest Year-End Balance Sheet Date to the amount of such category set forth on the Latest Year-End Balance Sheet;

                 (iii)    the names of all present officers and
           directors of the Company;

                 (iv) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

                 (v)      the names of all Persons authorized to
           borrow money or incur or guarantee indebtedness on behalf of the Company;

                 (vi)     the names of all Persons holding powers
           of attorney from the Company and a summary statement of the terms thereof; and

                 (vii)    all names under which the Company has
           ever conducted any Business or which it has otherwise ever used.

           SECTION 4.32. Corporate Records. The minute books of the Company are current and contain correct and complete copies of all charter documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company is also current, correct and complete.

           SECTION 4.33. Transactions with Affiliates. No shareholder or director of the Company, or any Person with whom any such shareholder or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) has any interest in (i) any contract, arrangement or understanding with, or relating to, the Business, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company, or (iii) any property (real, personal or mixed, tangible or intangible) used, or currently intended to be used, in the Business.

           SECTION 4.34. Full Disclosure. There are and will be no material misstatements in any of the representations and warranties made by the Company in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Company pursuant to this Agreement, including, without limitation, in the DISCLOSURE SCHEDULE, and the Company has not omitted to state any fact necessary to make such representations and warranties not materially misleading.

           SECTION 4.35. Limitation on Representations and Warranties Due to Tax Status. Notwithstanding the foregoing, until the Extension Grant Date occurs the Company shall not be deemed to have made any representations or warranties under this
Article IV to the extent, but only to the extent, that such representations or warranties would be incorrect if the Company, at any time during the period from July 1, 1982 to and including July 27, 1995, were not an "S" corporation within the meaning of
Section 1361 of the Code and the equivalent provisions of all applicable state income tax statutes. If the Extension Grant Date occurs, then from and after the Extension Grant Date the portions of the representations and warranties that are deemed to have not been made pursuant to the first sentence of this Section
4.35 shall be deemed to have been made as of the date hereof.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF CROWN CRAFTS

           Crown Crafts hereby represents and warrants to the Company as follows:

           SECTION 5.1. Organization and Standing. Crown Crafts and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of Georgia and California, respectively, having all requisite corporate power and authority to perform their obligations under this Agreement.

           SECTION 5.2. Authority and Binding Effect. Crown Crafts and Merger Sub have the corporate power and authority to execute, deliver and perform this Agreement and, except for filings required by the HSR Act, have taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement by Crown Crafts and Merger Sub have been duly authorized by all necessary corporate action on the part of Crown Crafts and Merger Sub.
This Agreement constitutes the legal, valid and binding obligation of Crown Crafts and Merger Sub, enforceable against each of Crown Crafts and Merger Sub in accordance with its terms.

           SECTION 5.3. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by Crown Crafts or Merger Sub nor the consummation of the transactions contemplated hereby by Crown Crafts or Merger Sub will contravene or violate any Regulation or Court Order which is applicable to Crown Crafts or Merger Sub, or the Articles of Incorporation or By-Laws of Crown Crafts or Merger Sub, or will result in a Default under any Contract to which Crown Crafts or Merger Sub is a party or by which it is otherwise bound.

           SECTION 5.4.   Business and Liabilities of Merger Sub.
Merger Sub has not conducted any business since its date of incorporation and has not incurred any liabilities other than minimum franchise tax liabilities.

                                   ARTICLE 6
                          CERTAIN ADDITIONAL COVENANTS

           SECTION 6.1.   Conduct of Business Pending Closing.
Until the Closing Date, except as may be approved by Crown Crafts in writing or as otherwise expressly provided in this Agreement, the Company shall:

                 (i)      operate the Business only in the
           ordinary course and in substantially the same manner as it has been operated in the past and not sell any of the Assets except for sales in the ordinary course of business, provided that the Company may take any action not material to the Business whether or not such action is in the ordinary course of business;

                 (ii)     not issue, repurchase or redeem or
           commit to issue, repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock;

                 (iii)    not (a) incur any amount of long or
           short-term debt for money borrowed, (b) guarantee or agree to guarantee the obligations of others, (c) indemnify or agree to indemnify others, or (d) incur any other Liabilities other than those incurred in the ordinary course of business consistent with past practice, provided that the Company may incur any Liability not material to the Business whether or not such occurrence is in the ordinary course of business;

                 (iv)     keep in full force and effect insurance
           covering the Company, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

                 (v)      maintain the tangible Assets in good
           condition and working order, ordinary wear and tear excepted;

                 (vi)     use its reasonable best efforts to
           retain the Company's employees and maintain the Business so that such employees will remain available to the Company on the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with the Company and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on the Closing Date;

                 (vii)    not amend its Articles of Incorporation
           or By-Laws;

                 (viii)   not merge with or into any other Person
           or sell, assign, transfer, pledge or encumber any material part of the Assets outside the ordinary course of business or agree to do any of the foregoing;

                 (ix)     not enter into any Contract that is
           material, nor amend or terminate any material Contract;

                 (x)      not waive any rights of value or rights
           that would otherwise accrue to the Company after the Closing Date;

                 (xi) not increase the salaries of, or make any bonus or similar payments to or establish any Benefit Plans for, any of the Company's directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such Persons or agree to do any of the foregoing;

                 (xii) continue to maintain all Benefit Plans in accordance with applicable Regulations and ensure that no Benefit Plan, nor any trust related thereto, shall be amended or terminated prior to the Closing Date, except for any amendment as may be required to comply with applicable Regulations;

                 (xiii)   collect its accounts receivable in the
           ordinary course of business consistent with past practice;

                (xiv) pay its accounts payable in the ordinary course of business consistent with past practice and not fail to pay or discharge when due any Liabilities except where any such account payable or Liability is the subject of a good faith dispute;

                 (xv)     use its reasonable best efforts to
           complete the Merger and obtain the satisfaction of the conditions specified in Article 8;

                 (xvi)    promptly notify Crown Crafts of any
           Default, the threat or commencement of any Litigation, or any development that occurs before the Closing that could have a Material Adverse Effect;

                 (xvii)   use its reasonable best efforts to
           obtain any consents or approvals required under any Contracts or otherwise that are necessary to complete the Merger or to avoid a Default under any such Contract, provided that Red Calliope shall not be required to make payments in excess of an aggregate of $125,000 in order to obtain such consents and approvals;

                 (xviii) comply with all Regulations applicable to it and to the conduct of the Business, except where the failure to so comply could not have a Material
           Adverse Effect;

                 (xix) provide Crown Crafts with such financial and other reports of the Business as may be reasonably requested;

                 (xx)     not make, or commit itself to make, any
           capital expenditures in excess of $5,000;

                 (xxi)    (a) give to Crown Crafts' officers,
           employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the Assets, records, Contracts and other documents relating to the Business, (b) permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company, the Business and the Assets as Crown Crafts shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's operational business, and
           (c) furnish to Crown Crafts all such documents and copies of documents and records and information with respect to the Company's affairs and copies of any working papers relating thereto as Crown Crafts shall from time to time reasonably request; and

                 (xxii) promptly disclose to Crown Crafts in writing any information set forth in the DISCLOSURE SCHEDULE hereto which no longer is correct and any information of the nature of that set forth in the DISCLOSURE SCHEDULE which arises after the date hereof and which would have been required to be included in the DISCLOSURE SCHEDULE if such information had obtained on the date hereof.

           SECTION 6.2. HSR Act. Each of Crown Crafts, Merger Sub and the Company has prepared and filed with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") all notifications required by the HSR Act, and each of them agrees hereafter to file, as promptly as practicable, all responses to requests for information required by the HSR Act. Crown Crafts, Merger Sub and the Company will cooperate as required to prepare each separate filing, and to supply any additional information which may be submitted to the FTC or the DOJ relating to the status of the transactions contemplated hereby under the antitrust laws, whether or not such additional information is requested or required under the HSR Act. Crown Crafts, Merger Sub and the Company shall each request early termination of the waiting period under the HSR Act.

           SECTION 6.3. Medical Benefits. Crown Crafts agrees that immediately following the Closing all employees of the Company (other than Mr. and Mrs. Glickman) to whom the Company has provided medical benefits (the "Company Plan") as of the Closing Date shall either (i) continue to be covered under the Company Plan, or (ii) be covered under Crown Crafts' medical plan (the "Crown Crafts Plan") and not be subject to any exclusion in the Crown Crafts Plan regarding pre-existing conditions to the extent that such exclusion exceeds in nature or duration any exclusion to which such employees are subject immediately prior to the Closing under the Company Plan. Nothing in this Section
6.3 shall be construed (i) as giving any employee of the Company the right to be employed by the Company or Crown Crafts for any period after the Closing or restrict the right of the Company or Crown Crafts to discharge any such person or an employee at any time, (ii) as restricting the right of Crown Crafts to change or modify the Company Plan or Crown Crafts' Plan in any respect, or
(iii) as obligating Crown Crafts to continue to provide any medical insurance or benefits to the Company's employees.

           SECTION 6.4. Confidentiality. Subject to the requirements of applicable Law, Crown Crafts and Merger Sub will keep confidential, and will cause their representatives to keep confidential, all information and documents obtained by them from the Company in connection herewith except as otherwise consented to by the Company; provided, however, that neither Crown Crafts nor Merger Sub shall be precluded from making any disclosure which (based on advice of counsel) it deems required by Law in connection with the transactions contemplated by this Agreement. In the event Crown Crafts or Merger Sub is required to disclose any information or documents pursuant to the immediately preceding sentence, it shall promptly give written notice of such disclosure that is proposed to be made to the Company so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that Crown Crafts or Merger Sub is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, Crown Crafts and Merger Sub will collect and deliver to the Company all documents obtained pursuant to this Agreement or otherwise from the Company by them or its representatives then in their possession and any copies thereof.

           SECTION 6.5.   Best Efforts.  Each of Crown Crafts and
Merger Sub shall use its reasonable best efforts to accomplish the Merger and obtain the satisfaction of the conditions specified in Section 9.

           SECTION 6.6.   Intentionally Left Blank.

           SECTION 6.7. Noncompetition. Mr. Fohrman agrees that, from the Closing Date until the fifth anniversary of the termination for any reason whatsoever of his employment (the "Noncompete Period"), unless acting in accordance with Crown Crafts' prior written consent and except as an employee or director of the Company or Crown Crafts, he will not (directly or indirectly), (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or (ii) be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, venturer or otherwise with, or permit his name to be used by or in connection with, any Person engaged in (or that proposes to engage in) the business of designing, manufacturing, distributing, selling, importing, sourcing, marketing or producing any type of infant bedding product, textile crib accessory or house furnishing for infant bedrooms in any county in the State of California or any other state of the United States; provided, however, that the provisions of this Section
6.7 shall not be deemed to prohibit the ownership by Mr. Fohrman of not more than one percent (1%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended. Mr. Fohrman acknowledges that (i) he has intimate knowledge of the Business which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Surviving Company to Crown Crafts and the ability of Crown Crafts to continue to operate the Business following the Closing,
(ii) the provisions of this Section 6.7 and Sections 6.8 and 6.9 are reasonable and necessary to protect the legitimate interests of Crown Crafts, (iii) the provisions of this Section 6.7 and Sections 6.8 and 6.9 are reasonable and necessary to protect the goodwill of the Business and the other Assets acquired by Crown Crafts hereunder, (iv) any violation of this Section 6.7 or Sections 6.8 and 6.9 will result in irreparable injury to Crown Crafts and the Surviving Corporation and that damages at Law would not be reasonable or adequate compensation to Crown Crafts and the Surviving Corporation for a violation of this Section 6.7 or Sections 6.8 or 6.9, and (v) Crown Crafts and the Surviving Corporation shall be entitled to have the provisions of this
Section 6.7 and Sections 6.8 and 6.9 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation, including, without limitation, future earnings estimated upon a basis of seven (7) years as the anticipated average tenure of a customer with the Surviving Corporation. In the event that the provisions of this Section 6.7 or Sections 6.8 or 6.9 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable Law, then such provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

           SECTION 6.8. Nonsolicitation. Mr. Fohrman agrees that, for the Noncompete Period, he will not (directly or indirectly) call on or solicit for the purpose of providing any goods or services competitive with those offered by the Surviving Corporation to, or divert or take away from the Surviving Corporation the business of (including, without limitation, by divulging to any competitor or potential competitor of the Surviving Corporation or Crown Crafts the name of), any Person who or which at the Closing Date was, or at any time during the three (3) years preceding the Closing Date had been, a customer of the Company or whose identity is known to Mr. Fohrman at the Closing Date as one whom the Surviving Corporation intends to solicit within the succeeding year. Nothing contained in this
Section 6.8 shall be deemed to affect in any manner any other provision of this Agreement.

           SECTION 6.9. Hiring of the Surviving Corporation's Employees. During the Noncompete Period, Mr. Fohrman will not (directly or indirectly) hire or offer employment to, or assist any other Person in employing, any employee of the Surviving Corporation (whether or not such employment is full time or is pursuant to a written contract with the Surviving Corporation) unless the Surviving Corporation or Crown Crafts first terminates the employment of such employee. Nothing contained in this Section 6.9 shall affect or be deemed to affect in any manner any other provision of this Agreement.

           SECTION 6.10. No Solicitation of Transactions. The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) initiate or solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction, or (ii) enter into or maintain or continue discussions or negotiate with, or furnish any non-public information or assistance to, any Person in connection with any Third Party Transaction, or (iii) agree to or endorse any Third Party Transaction, or (iv) authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any action described in clause
(i), (ii) or (iii) above. The Company shall notify Crown Crafts orally (within two (2) Business Days) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any other such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall forthwith deliver to Crown Crafts a copy of such inquiry or proposal.

           SECTION 6.11. Conduct of Merger Sub's Business. Prior to the Closing, Merger Sub shall not engage in any activities other than activities directly related to the consummation of the Merger.

           SECTION 6.12.  Consulting Agreement.  At the Closing,
the Company shall execute and deliver to Mrs. Glickman a consulting agreement in substantially the form of Exhibit A hereto.

           SECTION 6.13. Asbestos Remediation. If between the Effective Time and June 1, 1996 the Surviving Corporation shall be required under Environmental Laws to remove any asbestos from buildings or tenant improvements located on either of the parcels of Leased Real Property occupied by the Company as of the date hereof, such removal shall be conducted in a manner intended to minimize the cost thereof to the greatest extent reasonably possible under the circumstances while still complying with Environmental Laws relating to such removal.

           SECTION 6.14 Conduct of Title and Merger Litigation. All Title Litigation and, from and after the Closing Date, all Merger Litigation shall be conducted by Crown Crafts, subject to the terms of the Disbursement Agreement in the case of Title Litigation, and shall be conducted in good faith and in a manner reasonably calculated to maximize the Adjustment Amount.
Mr. Fohrman shall have the right, but not the obligation, to participate in, but not control, any such Title Litigation or Merger Litigation; provided, however, that Mr. Fohrman shall not have the right to participate in Title Litigation during any time that any party to the Disbursement Agreement, other than Crown Crafts, is controlling such Title Litigation pursuant to the terms of the Disbursement Agreement. During any period that Mr. Fohrman does not have the right to participate in Title Litigation due to the proviso to the preceding sentence, Crown Crafts shall keep Mr. Fohrman informed of the status of such Title Litigation and shall share with him all information relating thereto that is not protected by the attorney-client privilege or attorney work product privilege. All fees and expenses (including attorneys' fees) incurred by Mr. Fohrman in connection with this Section 6.14 shall be paid by Red Calliope. Legal counsel utilized by Crown Crafts in connection with the Title Litigation and Merger Litigation shall be reasonably acceptable to Mr. Fohrman. In the event of any conflict between this
Section 6.14 and the terms of the Disbursement Agreement, the terms of the Disbursement Agreement shall control.

                                   ARTICLE 7
                                INDEMNIFICATION

           SECTION 7.1.   Indemnification Obligations.

           (A) Prior to the Closing Date, the Company shall indemnify and hold harmless Crown Crafts, and each Person who controls Crown Crafts, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and each officer and director of Crown Crafts and any such controlling Person (each an "indemnified party") from, against and in respect of any and all damages (including special and consequential), losses, demands, claims, actions, causes of action, assessments, deficiencies, Liabilities, costs and expenses, including, without limitation, interest, penalties, cost of investigation and defense and reasonable attorneys' and other professional fees and expenses (collectively, "Losses") resulting from, relating to or arising out of any Merger Litigation.

           (B) From and after the Closing Date, Mr. Fohrman and Mr. Glickman (the "indemnifying parties"), jointly and severally, shall indemnify and hold harmless each indemnified party from, against and in respect of any and all Losses resulting from, relating to or arising out of (i) any inaccuracy, untruth or incompleteness of any representation or warranty of the Company contained in or made pursuant to this Agreement, regardless of whether the same was deliberate, reckless, innocent or unintentional, or (ii) any taxes, interest or penalties imposed by the IRS or the California Franchise Tax Board or any other governmental authority against the Surviving Corporation with respect to periods prior to and including the Closing Date to the extent that such taxes, interest and penalties are not offset against the Tax Reserves; provided, however, that in the case of Sections 4.3, 4.4 and 4.5, an indemnifying party shall have no liability hereunder for any Losses to the extent that such Losses result from, relate to or arise out of any inaccuracy, untruth or incompleteness of any representation or warranty as to the other indemnifying party.

           SECTION 7.2.   Method of Asserting Claims, Etc.

           (A) All Claims for indemnification under this Article 7 shall be asserted and resolved as follows:

                 (i) In the event that any Claim for which the indemnifying parties would be liable to an indemnified party hereunder is asserted or sought to be collected by any Person other than an indemnified party (a "Third Party"), such indemnified party shall promptly notify the indemnifying parties of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice").

           The indemnifying parties shall have ten (10) days from their receipt of the Claim Notice (the "Notice Period") to notify such indemnified party (x) whether or not they dispute their Liability to such indemnified party hereunder with respect to such Claim, and (y) if the indemnifying parties do not dispute such Liability, whether or not they desire, at their sole cost and expense, to defend such indemnified party against such Claim; provided, however, that such indemnified party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which such indemnified party shall reasonably deem necessary or appropriate to protect its interests so long as such pleading does not admit any liability or otherwise compromise the possible defenses to such Claim. In the event that either or both of the indemnifying parties notifies such indemnified party within the Notice Period that such indemnifying party does not dispute such Liability and desires to defend against such Claim, then, except as hereinafter provided, such indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be conducted in such manner as such indemnifying party shall determine in his reasonable discretion, taking into consideration, among other things, the desire of the indemnified party to minimize the risk of such indemnified party becoming subject to Liability for any other matter. If such indemnified party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of such indemnified party, any such Claim involves an issue or matter which is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Business, Crown Crafts shall have the right to control the defense or settlement of any such Claim, and such indemnified party's reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the indemnifying parties; provided, however, if Crown Crafts elects to control the defense or settlement of any Claim pursuant to this sentence, (1) the indemnifying parties shall have the right to participate in, but not control, such defense, (2) Crown Crafts may not settle any such Claim without the prior written consent of the indemnifying parties, which consent may not be unreasonably withheld, and (3) if Crown Crafts receives a settlement proposal from the Person asserting such Claim and is notified by either of the indemnifying parties that such indemnifying party wants to accept such settlement proposal, the Liability, if any, of the indemnifying parties with respect to such Claim shall equal the lesser of (x) the amount offered in such settlement proposal or (y) the amount of the actual Losses of the indemnified parties with respect to such Claim. If both of the indemnifying parties dispute their Liability with respect to such Claim or demand or elect not to defend against such Claim, whether by not giving timely notice as provided above or otherwise, then the amount of any such Claim, or, if the same be contested by either of the indemnifying parties or by such indemnified party (but such indemnified party shall not have any obligation to contest any such Claim), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a Liability of the indemnifying parties hereunder subject, if either of the indemnifying parties has timely disputed liability, to a final adjudication that the disputed liability is covered by these indemnification provisions.

                 (ii) In the event that an indemnified party should have a Claim against the indemnifying parties hereunder which does not involve a Claim being asserted against or sought to be collected from such indemnified party by a Third Party, such indemnified party shall promptly send a Claim Notice with respect to such Claim to the indemnifying parties. If the indemnifying parties do not notify such indemnified party within the Notice Period that they dispute such Claim, the amount of such Claim shall be conclusively deemed a liability of the indemnifying parties.

                 (iii)    Nothing herein shall be deemed to
           prevent any indemnified party from making a Claim hereunder for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent Claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a Claim or demand will be made.

           SECTION 7.3.   Payment.

           (A) In the event that either indemnifying party is required to make any payment under this Article 7, such indemnifying party shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 7, the party from whom indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 7 and the portion, if any, theretofore paid shall bear interest as provided in Section 7.3(B). Upon the payment in full of any Claim, either by setoff or otherwise, the party making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such Claim.

           (B) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party obligated to make such payment shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by Wachovia Bank of Georgia, N.A. and publicly announced by such bank as its so-called "prime rate."

           SECTION 7.4. Survival of Representations and Warranties, etc. All of the representations, warranties, covenants and agreements contained in this Agreement or in any attachment, Exhibit, the DISCLOSURE SCHEDULE, certificate, document or list delivered in connection with the Merger shall survive the Closing, any examination by or on behalf of the parties and the consummation of the transactions contemplated herein, but only to the extent specified below:

                 (i)      except as set forth in clauses (ii) and
           (iii) below, the representations and warranties contained in Article 4 hereof shall survive for a period of one (1) year following the Closing Date;

                 (ii)     the representations and warranties
           contained in Sections 4.1 through and including 4.6, Sections 4.8 and 4.27 and in Article 5 shall survive as to any claim covered thereby for so long as any statute of limitations for such claim remains open, in whole or in part, including, without limitation, by reason of waiver or extension of such statute of limitations; and

                 (iii)    the representations and warranties
           contained in Sections 4.16 and 4.25 shall survive for a period of three (3) years following the Closing Date.

           SECTION 7.5.   Limitations as to Amount.

           (A) The indemnifying parties shall not have any liability with respect to the matters described in Section 7.1
(B) until the total of all Losses with respect thereto exceeds $50,000 in which event the indemnifying parties shall be obligated to indemnify the indemnified party as provided herein for all such Losses, subject to Section 7.5(B).

           (B) Except with respect to Claims based upon intentional misrepresentation or intentional breach of warranty by the Company, (i) the liability of an indemnifying party under
Section 7.1(B) shall in no event exceed the consideration paid to such indemnifying party pursuant to Section 3.1 and (ii) the collective liability of the indemnifying parties under
Section 7.1(B) shall in no event exceed $7,000,000.

           (C) If the allowance for doubtful accounts set forth on the Closing Balance Sheet exceeds the aggregate amount of accounts receivable reflected on the Closing Balance Sheet that ultimately are uncollectable, such excess allowance shall be credited against any amount that the indemnifying parties would otherwise be obligated to pay pursuant to Section 7.1(B).

           SECTION 7.6. Status of Indemnifying Parties. The indemnification obligations set forth in this Article 7 are the direct and primary obligations of the indemnifying parties and do not constitute a guaranty of any obligation of the Company or any other Person.

           SECTION 7.7. Sole Remedy. Except as otherwise provided in this Agreement, this Article 7 is the sole remedy of Crown Crafts with respect to Losses resulting from, relating to or arising out of any inaccuracy, untruth or incompleteness of any representation or warranty of the Company contained in or made pursuant to this Agreement.

                                  ARTICLE 8
             CONDITIONS PRECEDENT TO OBLIGATIONS OF CROWN CRAFTS

           Subject to waiver as set forth in Section 10.9, the obligations of Crown Crafts under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

           SECTION 8.1.   Representations True at Closing.  The
representations and warranties of the Company set forth in
Article 4 shall be true and correct on the Closing Date with the same effect as if made at that time.

           SECTION 8.2. Performance by the Company. The Company shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

           SECTION 8.3. Certificates. Crown Crafts shall have received certificates from the Company dated the Closing Date certifying in such detail as Crown Crafts may reasonably request that each of the conditions described in Sections 8.1 and 8.2 has been fulfilled.

           SECTION 8.4. Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by the Company shall be reasonably satisfactory to Crown Crafts.

           SECTION 8.5.   Opinions of Counsel.

           (A) Crown Crafts shall have received the written opinion, dated the Closing Date, of Gibson, Dunn & Crutcher, counsel for the Company, in form and substance reasonably satisfactory to Crown Crafts, to the effect that:

                 (i)      The Company is validly organized,
           existing and in good standing in the State of California and has all requisite corporate power and authority to own and operate its properties and to carry on its business as currently conducted and is duly qualified to do business in each other state in which the failure to so qualify would have a material adverse effect on its operations in such state.

                 (ii) The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                 (iii)    The Company has taken all requisite
           action to authorize, approve and carry out this Agreement and the transactions on the part of the Company contemplated hereby, and this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforcement may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, and other Laws and legal and equitable principles of general application affecting the rights or remedies of creditors, including, without limitation, statutory or other laws regarding fraudulent conveyances or preferential transfers, and (y) general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally.

                 (iv) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions on the part of the Company contemplated hereby (x) will not result in any breach, violation, default or acceleration of the obligations of the Company under the Articles of Incorporation or By-Laws of the Company or under any judgment, decree, order, lease, license, contract or other agreement which is applicable to the Company and of which such counsel is aware, and (y) to the best of such counsel's knowledge, violate any Law, authorization, approval, judgment, decree, order or Regulation applicable to the Company.

                 (v) The consummation of the transactions on the part of the Company contemplated by this Agreement does not require the consent, approval, authorization or order, giving of notice to, or the registration with, any court or any Governmental Authority or any other Person of which such counsel is aware other than any of the foregoing obtained or made on or prior to the Closing Date.

                 (vi) To the best of such counsel's knowledge, no action or proceeding against the Company is pending before any court, or before or by any Governmental Authority, to restrain, prohibit, invalidate or obtain damages with respect to or otherwise question or attack the transactions contemplated by this Agreement.

                 (vii)    The Shares have been validly issued by
           the Company and are fully paid and non-assessable and represent all of the issued and outstanding Red
           Calliope Stock.

           (B) Crown Crafts shall have received the written opinion, dated the Closing Date, of Jones, Day, Reavis & Pogue, counsel for Mr. Fohrman, in a form reasonably to be negotiated, and in any event subject to customary exceptions and to factual representations by Mr. Fohrman to Jones, Day, Reavis & Pogue, to the effect that Article VII (except for Section 7.6 thereof, as to which no opinion need be given) is enforceable against Mr. Fohrman in accordance with its terms.

           SECTION 8.6. Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Merger. No Person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement, and no Litigation, the unfavorable resolution of which could reasonably be expected to have a Material Adverse Effect shall be pending against the Company.

           SECTION 8.7. Material Adverse Changes. From the date hereof to the Closing Date, there shall have been no event or occurrence having a Material Adverse Effect, nor shall there be any conditions existing or threatened that could reasonably be expected to have a Material Adverse Effect.

           SECTION 8.8. Regulatory Compliance and Approvals. Crown Crafts shall be satisfied that all approvals required under any Regulations to carry out the Merger shall have been obtained and that the parties shall have complied with all Regulations applicable to the Merger.

           SECTION 8.9.   HSR Filing.  All filings required to be
made under the HSR Act shall have been made, and the waiting period thereunder shall have expired or been terminated.

           SECTION 8.10.  Intentionally Left Blank.

           SECTION 8.11. Consents. The Company shall have delivered to Crown Crafts all consents required to be obtained in connection with the Merger in order to avoid a Default under any Contract to which the Company is a party or by which it may be bound, except where the failure to obtain such consent would not have a Material Adverse Effect. Each of the foregoing must be free from burdensome restrictions and conditions not applicable to the Company prior to the date of this Agreement, and all fees payable in connection with obtaining any such consents shall have been paid by the Company prior to the Closing Date.

           SECTION 8.12. Employment Agreements. Neal Fohrman and Nanci Freeman ("Ms. Freeman") shall have entered into Employment
Agreements substantially in the form of Exhibit B and C hereto, respectively (the "Employment Agreements").

           SECTION 8.13.  Tax Reporting Agreement.  A Tax
Reporting Agreement substantially in the form of Exhibit D hereto
(the "Tax Reporting Agreement") shall have been entered into by all the parties thereto other than Crown Crafts.

           SECTION 8.14.  Dissenting Shares.  Holders of not more
than fifteen percent (15%) of the Shares shall have elected and perfected their appraisal rights under Chapter 13 of the CGCL prior to the Closing.

           SECTION 8.15. Disbursement Agreement. Each of the parties to the Disbursement Agreement attached hereto as Exhibit E (the "Disbursement Agreement") (with the exception of Crown Crafts and Merger Sub) shall have performed and satisfied all agreements and conditions which it is required thereby to perform or satisfy prior to or on the Closing Date.

                                   ARTICLE 9
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

           Subject to waiver as set forth in Section 10.9, the obligations of the Company under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

           SECTION 9.1.   Representations of Crown Crafts True at
Closing. The representations and warranties of Crown Crafts set forth in Article 4 shall be true and correct on the Closing Date with the same effect as if made at that time.

           SECTION 9.2.   Performance by Crown Crafts.  Crown
Crafts shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

           SECTION 9.3. Officer's Certificate. The Company shall have received a certificate from an appropriate officer of Crown Crafts dated the Closing Date certifying in such detail as the Company may reasonably request that each of the conditions described in Sections 9.1 and 9.2 has been fulfilled.

           SECTION 9.4. Incumbency Certificate. The Company shall have received a certificate of the Secretary or an Assistant Secretary of Crown Crafts dated the Closing Date certifying to the incumbency of the officers of Crown Crafts signing for it and as to the authenticity of their signatures.

           SECTION 9.5. Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by Crown Crafts shall be reasonably satisfactory to the Company.

           SECTION 9.6. Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Merger. No Person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement.

           SECTION 9.7. Regulatory Compliance and Approval. The Company shall be satisfied that all approvals required under any Regulations to carry out the Merger shall have been obtained and that the parties have complied with all Regulations applicable to the Merger.

           SECTION 9.8.   HSR Filing.  All filings required to be
made under the HSR Act shall have been made, and the waiting period thereunder shall have expired or been terminated.

           SECTION 9.9.   Intentionally Left Blank.

           SECTION 9.10. Ancillary Agreements. The Company shall have entered into each of the Ancillary Agreements.

           SECTION 9.11.  Release of Guarantees.  Mr. Fohrman
shall have been released from all personal guarantees with respect to Liabilities of the Company, or Crown Crafts shall have fully indemnified Mr. Fohrman with respect thereto.

                                  ARTICLE 10
                                MISCELLANEOUS

           SECTION 10.1. Public Announcements. No party hereto will, at any time, without the prior written consent of Crown Crafts and the Company, make any announcement, issue any press release or make any statement to any Third Party with respect to this Agreement or any of the terms or conditions hereof except as may be necessary to comply with any Law, Regulation or order and then only after prior written notice to Crown Crafts of the timing, context and content of such announcement, press release or statement.

           SECTION 10.2. Payment of Expenses. Each of the Company, Mr. Fohrman, Mr. Glickman and Crown Crafts will pay all legal, accounting and other fees and expenses which such party incurs in connection with this Agreement and the transactions contemplated hereby, and none of the expenses of Mr. Fohrman, Mr. Glickman or any other shareholder of the Company shall be paid by the Company or out of any of the Assets, provided that all such fees and expenses of the Company (including, without limitation, fees and expenses relating to professional services provided by the Company's independent accountants, Lederman, Zeidler & Co., and the Company's legal counsel, Gibson, Dunn & Crutcher) shall be paid by the Company prior to Closing so that the entire amount thereof is reflected on the Closing Balance Sheet. Notwithstanding the foregoing, if
(i) the Merger is not consummated by October 31, 1995 due to (x) the breach by the Company, Mr. Glickman or Mr. Fohrman of any covenant contained herein, (y) the failure of any condition to Closing, other than any failure due to the action or inaction of Crown Crafts or any failure due to the refusal of an independent Third Party (other than any signatory to Exhibit E hereto, any court with jurisdiction over, or any creditors committee acting in connection with, the reorganization of Property Mortgage Co., Inc. or the personal bankruptcy of any shareholder of the Company) to give any necessary consent, approval or clearance, or
(z) the action or inaction of the Company or any shareholder of the Company or Mr. R. Todd Neilson (or his successor) as Resolution Agent for Reorganized Property Mortgage Co., Inc. and
(ii) Crown Crafts is not then in breach of any of its covenants contained herein, then the Company shall reimburse Crown Crafts for (x) its actual, documented out-of-pocket expenses (including attorneys fees and expenses) incurred in connection with the Acquisition but not to exceed $125,000 and (y) the filing fee paid by Crown Crafts with respect to any filing required under the HSR Act in connection herewith.

           SECTION 10.3.  Termination by Mutual Consent.  This
Agreement may be terminated at any time on or prior to the Closing Date by mutual consent of the parties hereto.

           SECTION 10.4. Termination for Breach. Crown Crafts may terminate its obligations under this Agreement at any time on or prior to the Closing Date if the Company shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect and such breach shall not have been cured within five (5) days after receipt of notice from Crown Crafts of such breach. The Company may likewise terminate its obligations under this Agreement at any time on or prior to the Closing Date if Crown Crafts shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect and such breach shall not have been cured within five (5) days after receipt of notice from Red Calliope of such breach. Such termination may be effected by written notice from either Crown Crafts or the Company, as appropriate, citing the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

           SECTION 10.5.  Intentionally Left Blank.

           SECTION 10.6. Other Events of Termination. This Agreement may be terminated and the Merger may be abandoned by
(i) action of the Board of Directors of Crown Crafts if the Merger shall not have been consummated by October 31, 1995 or
(ii) action of the Board of Directors of either the Company or Crown Crafts (1) if the Merger shall not have been consummated and this Agreement shall not have been terminated prior to December 31, 1995, or (2) a United States federal or state court of competent jurisdiction or Untied States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all reasonable efforts to remove such injunction, order or decree, whereupon all of the rights and obligations of the parties under this Agreement shall terminate without liability, except as provided in Section 10.2 and except for liability in the event the Closing does not occur and this Agreement terminates by reason of a default or breach by any party hereto.

           SECTION 10.7. Brokers' and Finders' Fees. The Company and Crown Crafts each to the other represents and warrants that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any Person, firm, corporation or other entity who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all Claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such Person, firm, corporation or other entity.

           SECTION 10.8. Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company and Crown Crafts and by the heirs, executors, legal representatives, successors and assigns of Mr. Fohrman and Ms. Freeman.

           SECTION 10.9. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. Notwithstanding the foregoing, Crown Crafts may not waive the Company's compliance with Section 6.12 without the prior written consent of Mrs. Glickman.

           SECTION 10.10. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the Person identified below) or sent by telegram or by registered or certified mail, postage prepaid, as follows:


                 If to Crown Crafts or Merger Sub, to:

                 Crown Crafts, Inc.
                 1600 River Edge Parkway
                 Suite 200
                 Atlanta, Georgia  30328
                 Attention:  President


                 With required copies to:

                 Rogers & Hardin
                 2700 Cain Tower, Peachtree Center
                 229 Peachtree Street, N.E.
                 Atlanta, Georgia  30303
                 Attention:  Steven E. Fox, Esq.

                 If to the Company, to:

                 The Red Calliope & Associates, Inc.
                 1303 South Figueroa Street
                 Los Angeles, California  90601
                 Attention:  President


                 With required copies to:

                 Gibson, Dunn & Crutcher
                 333 South Grand Avenue
                 Los Angeles, California  90071-3197
                 Attention:  Aulana Peters, Esq.


                 If to Mr. Fohrman:

                 Neal Fohrman
                 1536 Skylark Lane
                 Los Angeles, California  90069

                 With required copies to:

                 Jones, Day, Reavis & Pogue
                 2603 Main Street, 9th Floor
                 Irvine, California  92714
                 Attention:  Leonard J. McGill, Esq.


                 If to Mr. Glickman

                 Mr. Stanley Glickman
                 132 South Spaulding, Apt. 216
                 Beverly Hills, California  90212


                 With required copies to:

                 Leonard, Dicker & Schreiber
                 9430 Olympic Boulevard, Suite 400
                 Beverly Hills, California  90212-4552
                 Attention:  Lee T. Dicker, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have given as of the date so delivered or telegraphed or, if mailed, five (5) business days after the date so mailed.

           SECTION 10.11. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of California without reference to the conflict of laws principles thereof.

           SECTION 10.12. Remedies Not Exclusive. Except as provided in Section 7.5, nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

           SECTION 10.13. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

           SECTION 10.14. Contents of Agreement. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

           SECTION 10.15. Section Headings and Gender. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or the DISCLOSURE SCHEDULE shall be deemed to be a reference to a Section, Exhibit or the DISCLOSURE SCHEDULE of this Agreement unless the context otherwise expressly requires.

           SECTION 10.16. Disclosure Schedule and Exhibits. All attachments, Exhibits and the DISCLOSURE SCHEDULE referred to herein are intended to be and hereby are specifically made a part of this Agreement. An item disclosed in the DISCLOSURE SCHEDULE in response to one Section of this Agreement shall be deemed disclosed in response to any other Section.

           SECTION 10.17. Cooperation. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

           SECTION 10.18. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           SECTION 10.19. Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

           SECTION 10.20. Knowledge. As used in this Agreement, the terms "to the best of the Company's knowledge," "to the Company's best knowledge," "known to the Company," "of which the Company is aware," or words of similar import used herein shall mean the actual knowledge or awareness of each officer and director of the Company, together with the knowledge or awareness a reasonable business person in the position of such officer or director would have obtained after making reasonable inquiry of all employees and directors of the Company and after exercising reasonable diligence with respect to any knowledge so obtained.

           SECTION 10.21. Incorporation by Reference.  The
Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

           SECTION 10.22. Costs and Attorneys' Fees. In the event that any dispute among the parties hereto should result in litigation, the prevailing party shall have and recover against the other parties, in addition to all court costs, expert witness fees and other disbursements, such sum as the court may determine to be a reasonable attorney's fee, and such recovery may include reasonable fees and costs incurred in connection with the matter but prior to the commencement of the action.

           SECTION 10.23. Equitable Remedies. The parties hereto agree that any violation of this Agreement by Crown Crafts on the one hand or Red Calliope on the other hand will result in irreparable injury to the non-breaching party and that damages at Law would not be reasonable or adequate compensation to such non-breaching party for a violation of this Agreement, and the non-breaching party shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security.

           IN WITNESS WHEREOF, each of Mr. Glickman and Mr. Fohrman has duly executed and delivered this Agreement, and each of the Company, Merger Sub and Crown Crafts has caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first written above.


                          CROWN CRAFTS, INC.


                          By: /s/ Paul A. Criscillis, Jr.
                             -------------------------------------
                             Its: Vice President
                                 ---------------------------------


                          Attest: /s/ Roger D. Chittum
                                 ---------------------------------
                             Its: Secretary
                                 ---------------------------------

                                           [CORPORATE SEAL]



                          CC ACQUISITION CORP.

                          By: /s/ Paul A. Criscillis, Jr.
                             -------------------------------------
                             Its: Vice President
                                 ---------------------------------

                          Attest: /s/ Roger D. Chittum
                                 ---------------------------------
                             Its: Secretary
                                 ---------------------------------

                                           [CORPORATE SEAL]

                          THE RED CALLIOPE & ASSOCIATES, INC.

                          By: /s/ Neal Fohrman
                             -------------------------------------
                             Its: President
                                 ---------------------------------

                          Attest: /s/ Nanci Freeman
                                 ---------------------------------
                             Its: Secretary
                                 ---------------------------------

                                           [CORPORATE SEAL]




                          /s/ Neal Fohrman
                          ----------------------------------------
                          NEAL FOHRMAN, Individually



                          /s/ Stanley Glickman
                          ----------------------------------------
                          STANLEY GLICKMAN, Individually

                                  SCHEDULE 3.1





                                                                                                  ADJUSTED
 SHAREHOLDER                                                           CLOSING PAYMENT         CLOSING PAYMENT
 -----------                                                           ---------------         ---------------
 Neal Fohrman, as voting trustee under that certain Voting
 Trust Agreement dated as of February 16, 1993 between
 Mr. Fohrman as trustee and the Stanley and Carol Glickman
 Family Trust as beneficiary                                              $3,980,214               $5,136,741

 Neal Fohrman, individually                                               $4,033,997              $5,152,964

 Robert Mann, as executor of the estate of Elliot Fine                    $1,625,179              $2,050,228

 Edward Tannenbaum                                                        $  493,910              $  626,367